CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our following reports of Independent Registered Public Accounting Firm in this Amendment No. 2 of the Registration statement of Illustrato Pictures International, Inc. (the “company”) on Form 10/A.

1)	Report dated August 24, 2022, which expresses disclaimer of opinion, relating to our audit of consolidated balance sheet as of December 31, 2020 and the consolidated statement of profit & loss, stockholder’s equity and cash flows for the year then ended and related notes and schedules.

2)	Report dated August 30, 2022, which expresses disclaimer of opinion, relating to our audit of consolidated balance sheet as of December 31, 2021 and 2020, and the consolidated statement of profit & loss, stockholder’s equity and cash flows for the years then ended and related notes and schedules.

For, PIPARA & CO LLP (6841)

Pipara & Co LLP

Place: Ahmedabad, India

Date: October 14th, 2022

New York Office: 1270, Ave of Americas, Rockfeller Center, FL7, New York – 10020, USA	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006, INDIA	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parej, Mumbai - 400013	Delhi Office: 1602, Ambadeep Building, KG Marg, Connaught Place New Delhi- 110001	Contact: T: +1 (646) 387 - 2034 F: 91 79 40 370376 E:usa@pipara.com naman@piara.com